Exhibit 8.1

August 5, 2025

James River Group Holdings, Ltd.

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the Registration Statement on Form S-4 filed by James River Group Holdings, Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), on the date hereof with the Securities and Exchange Commission (the "Registration Statement") and hereby confirm to you that the disclosure as to matters of United States federal income tax law as set forth under the heading “Material U.S. Federal Income Tax Consequences of the Domestication” in the Prospectus included in the Registration Statement is accurate in all material respects, subject to the qualifications, exceptions, assumptions and limitations set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP